Exhibit 99.1

NFP Announces Arthur Ainsberg Will Not Stand for Re-election to the NFP Board

NEW YORK, NY – March 12, 2012 – National Financial Partners Corp. (NYSE: NFP), a provider of benefits, insurance and wealth management services, announced today that Board of Director Member, Arthur Ainsberg, has informed the Company that he will not stand for re-election to the NFP Board at its Annual Meeting of Stockholders scheduled for May 23, 2012.

Commenting on today’s announcement on behalf of the Board, Jessica M. Bibliowicz, chairman, president and chief executive officer, said, “We greatly appreciate the energy and counsel Arthur has provided us and the significant contribution he has made to the Company.  We thank him for his outstanding service and dedication to NFP for the past nine years.”

Mr. Ainsberg has served as a member of the Company’s Board since 2003, has been a member of, and previously chaired, the Company’s Audit Committee, and has served as a member of the Company’s Nominating and Corporate Governance and the Executive Committees.

About NFP
National Financial Partners Corp. (NYSE: NFP), and its benefits, insurance and wealth management businesses provide diversified advisory and brokerage services to companies and high net worth individuals, partnering with them to preserve their assets and prosper over the long term. NFP advisors provide innovative and comprehensive solutions, backed by NFP’s national scale and resources. NFP operates in three business segments. The Corporate Client Group provides corporate and executive benefits, retirement plans and property and casualty insurance. The Individual Client Group includes retail and wholesale life insurance brokerage and wealth management advisory services. The Advisor Services Group serves independent financial advisors by offering broker-dealer and asset management products and services. Most recently, NFP was ranked as the eighth Top Global Insurance Broker by Best’s Review; operated the fourth largest Executive Benefits Provider of nonqualified deferred compensation plans administered for recordkeeping clients as ranked by PlanSponsor; operated a top ten Independent Broker Dealer as ranked by Financial Planning and Financial Advisor; had three advisors ranked in Barron’s Top 100 Independent Financial Advisors and is a leading independent life insurance distributor according to many top-tier carriers. For more information, visit www.nfp.com.

Source: NFP

Contact:
Abbe F. Goldstein, CFA
SVP, Investor Relations & Corporate Communications
NFP

Investor Relations
ir@nfp.com
212-301-4011

Media Relations
communications@nfp.com
212-301-1039